Exhibit 5

November 17, 2009

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (“Wells Fargo”), under the Securities Act of 1933, as amended, of an additional 1,000,000 shares of its common stock, par value of $1-2/3 per share (the “Shares”), that may be offered and sold by Wells Fargo from time to time under the Wells Fargo & Company Direct Purchase and Dividend Reinvestment Plan (the “Plan”), I have examined such corporate records and other documents, including the registration statement on Form S-3 which Wells Fargo is filing with the Securities and Exchange Commission (“SEC”) to register the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. Based upon the foregoing, I advise you that in my opinion:

1.	Wells Fargo is a corporation duly organized and existing under the laws of the State of Delaware.

2.	The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to being named under the heading “Legal Opinions” in the Registration Statement.

Very truly yours,

/s/ Kerri L. Klemz

Senior Counsel
Wells Fargo & Company